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                                                                    Exhibit 99.1
Advance   [LOGO](TM)
Auto Parts
                                                               5673 Airport Road
                                                               Roanoke, VA 24012
                                                            Phone (540) 362-4911
                                                              Fax (540) 561-1448

                             CONTACT: Sheila Stuewe
                                      Sstuewe@AdvanceAutoParts.com
                                      Advance Auto Parts
                                      (540) 561-3281

        ADVANCE AUTO PARTS OBTAINS $350 MILLION IN ADDITIONAL TERM LOANS
          AND ANNOUNCES ITS PLAN TO CALL SENIOR SUBORDINATED NOTES AND
                               DISCOUNT DEBENTURES

Roanoke, Virginia, March 6, 2003
     .  Received Commitments for $350 Million in Additional Term Loans
     . Calling $284 Million in 10.25% Senior Subordinated Notes and $91 Million in 12.875% Discount Debentures

   Advance Auto Parts, Inc. (NYSE: AAP) announced today it has received commitments for an additional $350 million in bank debt through an amendment to its existing Credit Agreement as amended and restated on June 28, 2002. This amendment increased the Company's Term Loan A, which matures on November 30, 2006, by $75 million to $158 million. It also increased the Company's Term Loan C, which matures on November 30, 2007, by $275 million to $523 million. The anticipated funding date for these new term loans is April 15, 2003 commensurate with the retirement of the notes and debentures as described below.

   JPMorgan Securities Inc. was the Sole Lead Arranger and Sole Bookrunner on this transaction, with SunTrust Bank and Wachovia Securities, Inc. serving as Documentation Agents.

   The Company also announced that on March 14, 2003 it will issue a call notice for $284 million in 10.25% Senior Subordinated Notes and $91 million in 12.875% Discount Debentures to be redeemed on April 15, 2003 with the proceeds from the refinancing and existing cash. The remaining $30 million in Senior Subordinated Notes is expected to be called and retired from free cash flow within the next two quarters. The escrow agent for this transaction will be the Bank of New York.

   In conjunction with the refinancing and repayment of its notes and debentures, the Company anticipates that the incremental interest savings will increase earnings per diluted share by approximately $0.20 for the remainder of 2003. The non-recurring charges associated with the refinancing will be cash call premiums and refinancing expenses of approximately $25 million, un-amortized bond discount write-offs of approximately $10 million and deferred debt issuance cost write-offs of approximately $9 million, or approximately $0.72 per share in the first quarter of 2003.

   Commenting on the refinancing and redemption of its notes and debentures, Larry Castellani, the Company's Chairman and Chief Executive Officer said, "By calling our high interest bearing debt, we will significantly

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   reduce our interest expense and increase our financial flexibility, giving us the ability to grow with very attractive capital costs."

   Advance Auto Parts, Inc., based in Roanoke, Va., is the second largest retailer of automotive parts in the United States. At December 28, 2002, the Company had 2,435 stores in 37 states, Puerto Rico and the Virgin Islands. The Company serves both the do-it-yourself and professional installer markets.

   Certain statements contained in this news release are forward-looking statements. These statements discuss, among other things, expected growth, store development and expansion strategy, business strategies, future revenues and future performance, including our future free cash flow and earnings per share. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company's products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, and other risk factors listed from time to time in the Company's filings with the Securities and Exchange Commission. Actual results may materially differ from anticipated results described in these forward-looking statements. The Company intends these forward looking statements to speak only as of the time of the news release and does not undertake to update or revise them, as more information becomes available.